EMPLOYMENT  AGREEMENT,  dated as of the 5th of  September,  1995, by and between Alliance Entertainment Corp., a Delaware corporation having its principal office at 110 East 59th Street New York, NY 10022, (the "Company") and David H. Schlang, residing at 433 Ridgehill Road, Schenectady, New York 12303 (the "Executive").

The Company desires to employ the Executive, and the Executive desires to accept such employment by the Company, upon the terms and conditions hereinafter-set forth.

In consideration of the mutual covenants and agreements set forth herein the parties agree as follows:

1.    Employment and Duties.

(a) The Company agrees to employ the Executive as President and Chief Operating Officer of each of One Way Records, Inc. ("One Way") and Deja Vu Music, Inc.("Deja Vu"), subsidiaries of the Company, and as Senior Vice President of the Company, and the Executive accepts such employment and agrees to perform all duties and services consistent with the Executive's positions. The Executive agrees to devote substantially all of the Executive's business time, attention and energy to perform the Executive's duties and services hereunder; provided, however, the foregoing shall not prohibit the Executive from engaging in passive investments (including real estate investments) and activities supervising his own investments, serving as a director of a corporation whose business is not related to the business of Alliance, One Way or Deja Vu, or acting as a partner in One Prospect Avenue Partners, a New York partnership.

(b) Executive's duties are set forth in Exhibit A, which is attached hereto and made a plan hereof

2.    Term of Employment

       This Agreement shall commence on the date hereof and end on the fifth anniversary of the date hereof unless sooner terminated as provided in Section 7 hereof (the "Employment Period"). For purposes hereof, the one year period commencing on the date hereof and ending on the first anniversary of the date hereof and each one year period thereafter ending on an anniversary of the date hereof shall be referred to herein as a "Contract Year."

3.    Consideration and Benefits.

3.1   Base Salary and Percentage Salary.

The Company shall pay the Executive a base salary of Three Hundred Twenty Five Thousand Dollars ($325,000) per annum ("Base Salary'), commencing in the first Contract Year. The Base Salary for each Contract Year after the first Contract Year may be increased from time to time in the sole discretion of the Board of Directors of the Company (sometimes hereinafter referred to as the "Board" or the "Board of Directors" and in any event will be increased annually to reflect corresponding increases in the United States Department of Labor, Bureau of Lab-or Statistics, Consumer Price Index, All Urban Consumers, United States City Average, all items (1982-88 = 100). . Ease Salary shall be payable at such intervals as salaries are paid by the Company to its other executive employees.

3.2    Bonus.

With respect to each fiscal year of the Company during the Employment Period, the Company shall pay the Executive a bonus (the "Bonus") in an amount to be determined by the Board of Directors in its sole discretion. Any such Bonus shall be paid at such times as bonuses are paid by the Company to its other executive employees. The Bonus shall be pro rated for the year ended December 31, 1995 and for the last partial fiscal year of the Employment Period.

3.3   [Intentionally Omitted.]

3.4   Benefit Plans.

(a) During the Employment Period, the Executive s hall be entitled to participate in all plans adopted for the general benefit of the Company's employees or executive employees, such as pension plans, medical plans, investment plans and group or other insurance plans and benefits (including disability and life insurance plans). to the extent that the Executive is and remains eligible to participate therein and subject to the eligibility provisions of such plans in effect from time to time. Anything in the foregoing to the contrary notwithstanding, the Company will maintain health insurance for the Executive and his daughter comparable to the coverage the Executive now has for himself and his daughter. In the event that the Executive's employment with the Company is terminated hereunder for any reason whatsoever (including, but not limited to, expiration of the term hereof or voluntary resignation by the Executive), the Company shall, to the extent permitted by the applicable insurance carrier, include the Executive and each member of his family in the group health insurance plan offered by the Company or its subsidiaries to its full-time salaried employees; provided that the Executive sbal.1, at bis, sole cost and expense, pay all health insurance premiums and any other expenses in Connection therewith as they become due or reimburse the Company therefor, as the case may be.

(b) The Executive shall be reimbursed for his reasonable out-of pocket expenses incur-red in the performance of his duties upon submission of appropriate evidence thereof in conformity with normal Company policy.

4.    Vacation.

For each Contract Year during the Employment Period, the Executive shall be entitled to paid vacation as follows: the greater of (a) four (4) weeks or (b) the number of weeks' vacation provided to executives similarly situated pursuant to Company Policy.

5.    Automobile.

The Company shall assume the lease of the automobile currently leased by One Way for the exclusive use and benefit of the Executive. Upon termination of the current lease, the Company sham enter into a lease for the benefit of the Executive for a luxury automobile chosen by Executive and comparable to the automobile currently leased for Executive, on terms consistent with the Company's policy with respect to automobiles. The lease shall contain a clause allowing the Executive to purchase the automobile at the termination of the term of the lease.

6.    Place of Employment.

The Executive's principal place of employment with the Company shall be the current premises of One Way at 15 Industrial Park Road, Albany, New York or the Company's offices In New York, New York.

7.    Termination.

7.1   Death.

This Agreement shall automatically terminate upon the death of the Executive, whereupon the Company shall be obligated to pay to the Executive's estate any unpaid Base Salary through the date of death, and the Bonus, if any, as determined by the Board of Directors. Amounts payable under this Section 7A shall be payable at the times and intervals set forth in Sections 3.1 and 3.2 hereof.

7.2   Disability.

The Company shall have the right to terminate this Agreement during the continuants of any Disability of the Executive, as hereinafter defined, upon fifteen (15) days prior notice to the Executive during the continuance of the Disability. "Disability for purposes of this Section 7.2 shall mean an inability by the Executive to perform a substantial portion of the Executive's duties hereunder by reason of physical or mental incapacity or disability for a total of one honored eighty (180) days or more in any consecutive period of three hundred and sixty-five (365) days, as determined by the Board of Directors in its good faith judgment. In order to enable the Board of Directors to determine whether the Executive has a physical or mental incapacity, at the Company's request and expense, the Executive agrees to submit to an examination by a physician to be agreed upon between the Company and the Executive; provided, however, that if the Company and the Executive are unable to agree as to a physician within ten (10) days of the date of the Company's request then the Company's good faith decision as to the physician shall bc binding on the Executive. In the event of a termination by reason of the Executive's Disability, the Company shall be obligated to pay the Executive any unpaid Base Salary through the date of termination, and the Bonus, if any, as determined by the Board of Directors. Amounts payable under this Section 7.2 shall be payable at the times and intervals set forth in Section 3.1 hereof.

7.3    Termination for Cause.

The Company may terminate this Agreement for cause. As used herein, cause. shall mean (i) the Executive shall have committed an act of fraud, embezzlement or intentional misappropriation against the Company or committed a material breach of fiduciary duty owed to the Company, or (ii) the Executive shall have been convicted by a court of competent jurisdiction of any felony or crime involving moral turpitude, other than (a) violations of federal, state or local obscenity laws relating to the distribution of prerecorded music, video cassettes and other media products or (b) criminal violations of federal antitrust or securities laws arising out of the performance of the Executive's duties hereunder (provided that in the event such conviction is reversed on appeal, the Executive shall be reinstated to his former position and paid all back pay); or
(iii) the Executive shall have breached his obligations under Section 8 and 9 of this Agreement; or (iv) the Executive's willful failure or refusal to timely comply with a written directive of the Board of Directors of the Company, provided that such directive is consistent with the Executive's position; and provided further that such directive does not require the commission by the Executive of an illegal act. In the event of a termination for cause, the Company shall be obligated to pay the Executive any unpaid Base Salary through the date of termination, and the Bonus, if any, as determined by the Board of Directors. Amounts payable under this Section 73 shall be payable at the times and intervals set forth in Sections 3.1 and 3.2 hereof.

7.4   Voluntary Termination.

The Executive may terminate this Agreement upon delivery to the Company of not less than thirty (30) days' written notice of the Executives desire to so terminate. In the event of a voluntary termination by the Executive, in addition to any amounts payable to the Executive as provided in Section 11.7 herein, the Company shall be obligated to pay the Executive any unpaid Base Salary through the date of termination and the Bonus, if any, as determined by the Board of Directors. Amounts payable under this Section 7.4 shall be payable at the times and intervals set forth in Sections 3.1 and 3.2 hereof.

7.5   Termination for Other Reason.

If the Executive's  employment is terminated  other than by reason of (i) death,
(ii) disability, (iii) for cause, or (iv) the Executive's voluntary termination of employment other than for good reason, then the Company shal1 pay the Executive severance pay equal to the balance of the Base Salary and the Bonus payable hereunder for the term of this Agreement. Such amount shall he payable at the times and intervals set forth in Sections 3.1 and 3.2 hereof the Company's obligation to make payments hereunder to the Executive shall immediately cease upon the Executive's sub sequent death or Disability. In addition the Company shall continue to provide Executive disability and health Insurance coverage. Subject to the third sentence of Section 3.4 4 hereof, the obligation of the Company to provide disability and health insurance shall cease on the fifth anniversary of the date hereof Further, the following obligations of the Company to the Executive, if any exist at the time, of such termination, shall immediately vest and otherwise become due and payable upon such termination: (i) a unexercised stock options previously granted to the Executive shall vest; and (ii) the Executive shall have the right at any time following such termination to demand that the Company effect the registration under the Securities Act of 1933, as amended, and any applicable state securities laws of the shares of common stock of the Company then owned by the Executive and not previously registered, if any, for disposition by the Executive in an underwritten offering upon terms and under procedures no less favorable to the Executive than those provided In any agreement between the Company and any other shareholder of the Company respecting the registration of shares of such other shareholder.

8.    Restrictions

8.1   Confidentiality.

(i) The Executive recognizes that the Executive's position with the Company is one of trust and confidence. The Executiva acknowledges that, during the course of the Executive's employment with the Company, the Executive will necessarily become acquainted with confidential information relating to the customers
(including names, addresses and telephone numbers) of the Company, and trade secrets, processes, methods of operation and other information, which the Company regards as confidential and in the nature of trade secrets (collectively "Confidential Information.") The Executive acknowledges and agrees that the Confidential Information is of incalculable value to the Company and that the Company would suffer damage if any of the Confidential Information was improperly disclosed.

(ii) The Executive covenants and agrees that the Executive will not at any time during or after the termination of the Executive's relationship with the Company, reveal, divulge, or make known to any person, firm or corporation, any confidential Information made known to the Executive or of which the Executive has become aware, regardless of whether developed, prepared, devised or otherwise created In whole or in pan by the efforts of the Executive, except and to the extent that such disclosure is necessary to carry out the Executive's duties for the Company as determined by the Executive in the good faith exercise of the Executive's discretion. The Executive further covenants and agrees that the Executive shall retain all Confidential Information in trust for the sole benefit of the Company, and will not divulge or deliver or show any Confidential Information to any unauthorized person including, without limitation, any other employer of the Executive, and the Executive will not make use thereof in an independent business related to the business of the Company.

(iii) The Executive agrees that, upon termination of the Executive employment with the Company. for any reason whatsoever, or for no reason, and at any time, the Executive shall return to the Company all papers, documents and other property of the Corn any placed in the Executive custody or obtained by the Executive during the course of the Executive employment which relate to Confidential Information, and the Executive will not retain copies of any such papers, documents or other property for any purpose whatsoever.

(iv) Notwithstanding anything herein to the contrary, Confidential Information shall not include any such information which is publicly available, was previously known to the Executive or was provided to the Executive by a third party with a legal right to disclose same.

8.2   No-Competition.

(a) The Executive agrees that during the Employment Period, the Executive shall not: (i) engage, directly or indirectly, in North America, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in the business of the wholesale or independent distribution of prerecorded music, music Videos and accessories (the 'Business'), (ii) divert to any organization In the Business any customer of the Company or any of its subsidiaries or business units, or (iii) hire, solicit or encourage any officer, employee or consultant of the Company or any of its subsidiaries to leave its employ for employment by or with any organization in the Business. Notwithstanding the forego4 however, nothing contained herein shall prohibit the Executive from (1) being employed by any of Warner Elecktra Atlantic, Polygram Group Distribution, Cema Distribution, UNI Distribution Corp., BMG Distribution, or Sony Music Entertainment, Inc.; (2) engaging in the business of manufacturing or producing recorded music; (3) owning less than five (5%) percent of the outstanding capital stock of any other corporation in the Business, including, without restriction, SPJ Music, Inc.; (4) purchasing or otherwise beneficially-owning, without restriction on amount, any securities issued by the Company; or (5) otherwise pursuing a passive investment strategy other than in the Business.

(b) The Executive further agrees to the "Restrictions", as hereinafter defined, for the periods and on The conditions hereinafter set forth. Clauses (ii) and
(iii) of Section 8.2(a) and the following Additional Restriction, all as modified by Clauses (1) through (5) of Section 8.2(a), shall hereinafter be referred to as the "Restrictions." The "Additional Restriction" shall mean that: the Executive shall not engage, directly or indirectly, in North America, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in the wholesale distribution of prerecorded budget music:

(i) In the event the Executive's employment by the Company terminates during the First Contract year, then the Executive agrees to be bound by the Restrictions for a period of two (2) years from the date of such termination, provided that the Company continues to pay to the Executive the then-applicable Base Salary during such two-year period;

(ii) In the event the Executive's employment by the Company terminates during the Second Contract year, then the Executive agrees to be bound by the Restrictions for a period of one (1) year from the date of such termination, provided that the Company continues to pay to the Executive the then-applicable Base Salary during such one-year period;

(iii) In the event the Executive's employment by the Company terminates during the Third Contract year, then the Executive agrees to be bound by the Restrictions for a period of six (6) months from the date of such termination, provided that the Company continues to pay to the Executive the then-applicable Base Salary during such six-month period.

Base Salary amounts payable under this Section 8.2(b) shall be payable at the time and intervals set forth in Section 3.1 hereof.

(c) If at any time the provisions of this Section 8.2 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 81 shall be considered divisible and
 . shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 8.2 as so amended shall be valid and binding as though any invalid or unenforceable provision bad not been included herein.

9.    Work Product.

The Executive agrees that all innovations, inventions, improvements developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company's actual business or product lines or any business or product lines which the Company has taken significant fiction to pursue, and which are conceived, developed or made by the Executive while employed by the Company (any of the foregoing, hereinafter "Work Product"), belong to the Company. The Executive will promptly disclose all such Work Product to the Board of Directors and perform all actions reasonably requested by the Board to establish and confirm such ownership (including without limitation, assignments, consents, powers of attorney and other instruments).

10.   Enforcement.

The Executive acknowledges that the Company will suffer substantial and irreparable damages not readily ascertainable or compensable in terms of money In the event of the breach of any of the Executive's obligations under Sections 8 and 9 hereof. The Executive therefore agrees that the provisions of Sections 8 and 9 shall be, construed as an agreement independent of the other provisions of this Agreement and any other agreement and that the Company, in addition to any other remedies (including damages) provided by law, shall have the right and remedy to have such provisions specifically enforced by any court having equ4 jurisdiction thereto the rights and remedies Set forth in this Section 10 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law and equity.

11.   Miscellaneous Provisions.

11.1  Entire Agreement.

This Agreement sets forth the entire agreement and understanding between the par-ties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof. -

11.2  Modification.

This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms of covenants hereof may be waived, only by a written instrument executed by both of the parties or in the case of a waiver, by the party waiving compliance.

11.3  Waiver.

The failure of either party at any time or times to require performance of any provision hereof in no manner shall affect the right at a later time to enforce the same. No waiver by either party of a breach of any term or covenant contained in this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any other term or covenant contained in this Agreement.

 11.4 Notices.

All notices, demands consents or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) upon the earlier of receipt, one business day after being sent by telecopier or five
(5).business days after being sent by registered or certified mail to the parties at the addresses set forth above or to such other address as either party shall hereafter specify by notice to the other party. Irrespective of the foregoing notice of change of address shall be effective only upon receipt.

11.5  Governing Law

This Agreement Shall be construed in accordance with and governed by laws of the State of New York applicable to contracts made and to be performed wholly within such state.

11.6  Arbitration.

Any controversy or claim arising out of or relating to this Agreement, the making, interpretation or breach thereof other than a claim solely for injunctive relief for any alleged breach of the provisions of Sections 8 or 9 as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction, shall be resolved by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof and any party to the arbitration may, if such party so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. Toe powers of the arbitrator or arbitrators shall include, but not be limited to, the awarding of injunctive relief. The arbitrator shall include in any award in the prevailing party's, favor the amount of his or its reasonable attorney's fees and expenses and all other reasonable costs and expenses of the arbitration. In the event the arbitrator does not rule in favor of the prevailing party in respect of all the claims alleged by such party, the arbitrator shall include in any award In favor of the prevailing party the amount of his or its reasonable costs and expenses of the arbitration as be deems just and equitable under the circumstances. Except as provided above, each party shall bear his or its own attorneys fees and expenses, and the parties shall bear equally all other costs and expenses of the arbitration.

 11.7 Assignability.

This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations hereunder, only to a successor by merger or by the purchase of all or substantially all of the assets and business of the Company, and such rights and obligations shall inure to, and be binding upon, any such successor; provided, however, upon the occurrence of any such assignment (i) all unexerci5ed stock options previously granted to the Executive shall vest; and
(U) the Executive shall have the right to demand registration of the shares of common stock of the Company or the Company's successor, as applicable, then owned by the Executive and not previously registered, if any, as set forth in paragraph 7-5 hereof.

11.8  Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, permitted successors and permitted assigns.

11.9  Headings and Word Meanings.

Headings and titles in this Agreement are for convenience of reference only and shall not control the construction or interpretation of any provisions hereof. The words "herein," "hereof," "hereunder" and words of similar import, when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural unless the context otherwise requires.

11.10 Separability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering -invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ALLIANCE ENTERTAINMENT CORP.                     THE EXECUTIVE



By  /s/Joseph J. Bianco                           By  /s/David H. Schlang
--------------------------------------             -----------------------------
      Joseph J. Bianco                                 David H. Schlang
      Chairman and Chief Executive Officer


ACKNOWLEDGED AND AGREED as of the date first written above:



ONE WAY RECORDS, INC.


By  /s/Joseph J. Bianco
    ----------------------------------------

DEJA VU MUSIC, INC.


By/s/Joseph J. Bianco
    ----------------------------------------

                                   EXHIBIT A
                               Executive's Duties

The Executive shall perform such duties, consistent with the Executive's position, as shall be from time to time directed by the Board of Directors of the Company.

The Executive may buy surplus or "cut-out" audio and video products from the suppliers he chooses, in his sole discretion, subject only to the Executive's fiduciary duty to the Company.